EXHIBIT (a)(1)(J)
                                                               -----------------

FOR IMMEDIATE RELEASE

     OLD MUTUAL EXTENDS TENDER OFFER FOR UNITED ASSET MANAGEMENT CORPORATION

                    NEW EXPIRATION DATE IS SEPTEMBER 18, 2000
                 ----------------------------------------------

                 NO DOWNWARD PRICE ADJUSTMENT IF TENDER OFFER IS
                             COMPLETED IN SEPTEMBER
                 ----------------------------------------------

BOSTON (September 12, 2000) - Old Mutual plc announced today that it has extended the expiration date for its cash tender offer for all outstanding shares of common stock of United Asset Management Corporation (NYSE: UAM). The new expiration date is Monday, September 18, 2000 at 5:00 p.m. EDT.

Under the merger agreement, the tender offer price of $25 net per share is subject to downward adjustment in the event that UAM's revenues from assets under management, excluding the effects of market movements, decline below a specified level prior to completion of the offer. Based upon information received from UAM, Old Mutual has determined that there will be no downward price adjustment if the tender offer is completed during the month of September. The potential downward adjustment will be recomputed if the tender offer is completed subsequent to September.

As of the previous expiration date of 5:00 p.m. EDT on September 11, 2000, approximately 52,796,285 shares of UAM common stock had been tendered, representing approximately seventy-one percent (71%) of UAM common stock on a fully-diluted basis.

Enquiries:

Old Mutual plc, London                              Tel:   +44 20 7569 0100
James Poole, Director Investor Relations

College Hill, London                                Tel:  + 44 20 7457 2020
Nicholas Williams

Old Mutual, Cape Town                               Tel:   + 27 21 509 2732
Bruce Allen, Manager, Group Media Communications

College Hill, Johannesburg                          Tel:   + 27 11 447 3030
Kim Milnes


                                       7